Exhibit 99.1

News Release

Contact:	Randy Belote
703-280-2720 (office)
443-994-1489 (mobile)
randy.belote@ngc.com

Northrop Grumman Elects Ann Marie Fudge to its Board of Directors

FALLS CHURCH, Va. - March 17, 2016 -- Northrop Grumman Corporation (NYSE:NOC) announced it has elected Ann Marie Fudge, former chairman and chief executive officer of Young & Rubicam Brands at WPP Group PLC, to its board of directors. The addition of Fudge increases Northrop Grumman's board of directors to 13 members, 12 of whom are independent directors.

A photo accompanying this release is available at: http://media.globenewswire.com/noc/mediagallery.html?pkgid=39488

"We are pleased that Ann Marie Fudge has joined our board of directors," said Wes Bush, chairman, chief executive officer and president, Northrop Grumman Corporation. "Her global leadership and track record of success across a range of industries and the public sector will contribute to Northrop Grumman's focus on performance for our shareholders, customers and employees."

Fudge served as chairman and chief executive officer of Young & Rubicam Brands at WPP Group PLC from May 2003 to December 2006.  Prior to that, she served in various leadership positions at Kraft Foods from 1986 to 2001, including president of Beverages, Desserts and Post Divisions, and president of Maxwell House Coffee and Kraft General Foods.  From 1977 to 1986, Fudge held a variety of marketing positions at General Mills.

Fudge is a director of Unilever NV and Novartis AG. She previously served as a director of General Electric Company, Marriott International, Honeywell International and Infosys Limited.

Fudge earned a bachelor’s degree in retail management from Simmons College and a master’s degree in business administration from Harvard Business School. She serves as a trustee of WGBH Public Media, the Rockefeller Foundation, the Brookings Institution and the Council of Foreign Relations.  Fudge also serves on the Advisory Board of the Smithsonian Museum of African American History and Culture, and as Chair of the U.S. Programs Advisory Panel of the Gates Foundation.  She previously served on the Simpson-Bowles Commission and the U.S. State Department Foreign Affairs Policy Board.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042
www.northropgrumman.com/media

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, strike, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042
www.northropgrumman.com/media